CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report, Form 10-K of our report dated March 9, 2011 with respect to the audited financial statements of Zenetich Corporation for the year ended December 31, 2010.

/s/ MaloneBailey, LLP
MaloneBailey, LLP

www.malone-bailey.com
Houston, Texas

March 9, 2011